Exhibit 99.1

  For Immediate Release

Hasbro Reports Revenue and Net Earnings

Growth for First Quarter 2017

•         First quarter 2017 revenues grew 2% to $849.7 million including revenue growth of 2% in the U.S. and Canada segment and 24% in the Entertainment and Licensing segment; International segment revenues were flat;

•         Growth in Franchise Brands, Hasbro Gaming and Emerging Brands offset the expected decline in Partner Brands;

•         Net earnings increased 41% to $68.6 million or $0.54 per diluted share; Reported net earnings include a $0.11 per diluted share benefit versus first quarter 2016 from the adoption of FASB ASU No. 2016-09;

•         Company returned $81.5 million to shareholders in the quarter; $63.4 million in dividends and $18.1 million in share repurchases.

Pawtucket, R.I., April 24, 2017 -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the first quarter 2017.  Net revenues for the first quarter 2017 increased 2% to $849.7 million versus $831.2 million in 2016.

Net earnings for the first quarter 2017 increased 41% to $68.6 million, or $0.54 per diluted share, compared to $48.8 million, or $0.38 per diluted share, in 2016.  Reported net earnings include a $0.11 per diluted share benefit versus first quarter 2016 from the adoption of FASB ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting.  The first quarter 2017 was a 14-week period versus the first quarter 2016 which was a 13-week period.  Given the timing of the week, the extra week adds an additional week of expense, but does not contribute a comparable level of revenue.

“Our first quarter results are in line with our previously communicated expectations and we are well positioned to execute against 2017’s rich content slate and diverse new initiatives,” said Brian Goldner, Hasbro’s chairman and chief executive officer.  “Revenue grew in the quarter and we drove strong consumer takeaway at retail, both compared to a robust first quarter last year and with a shift of Easter into this year’s second quarter.  Over the coming quarters, we are supporting significant new initiatives including major theatrical films for both Franchise and Partner Brands.”

“Hasbro remains in a strong financial position, with positive trends to start the year and a healthy balance sheet,” said Deborah Thomas, Hasbro’s chief financial officer.  “As anticipated, operating profit in the quarter was negatively impacted by an extra week of expenses without the comparable revenue increase.  This decline was more than offset by a favorable foreign exchange impact in non-operating income and the tax benefit from the new accounting standard.  Based on our first quarter’s performance, our full-year expectations remain in line with our previously stated objectives.”

First Quarter 2017 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	Q1 2017	Q1 2016	% Change	Q1 2017	Q1 2016	% Change
U.S. and Canada	$451.6	$443.6	+2%	$64.8	$78.3	-17%
International	$345.3	$345.0	--	$0.5	$2.9	-81%
Entertainment and Licensing	$52.7	$42.5	+24%	$11.3	$5.4	+108%

First quarter 2017 U.S. and Canada segment net revenues increased 2% to $451.6 million compared to $443.6 million in 2016.  Revenue growth in Hasbro Gaming and Emerging Brands offset a decline in Franchise Brands and Partner Brands.  The U.S. and Canada segment reported operating profit of $64.8 million, or 14.3% of net revenues, compared to $78.3 million, or 17.7% of net revenues, in 2016.

International segment net revenues of $345.3 million were essentially flat with $345.0 million in 2016.  First quarter 2017 International segment revenues include a favorable $3.0 million impact of foreign exchange.  Revenue growth in Franchise Brands, Hasbro Gaming and Emerging Brands was offset by a decline in Partner Brands.  On a regional basis, Europe revenues declined 4%, Latin America increased 16% and Asia Pacific declined 1%.  Emerging markets revenues increased 20% in the quarter.  International segment operating profit was $0.5 million compared to $2.9 million in 2016.

Entertainment and Licensing segment net revenues increased 24% to $52.7 million compared to $42.5 million in 2016.  Digital gaming drove the quarterly revenue increase, including higher revenues at Backflip Studios.  The Entertainment and Licensing segment operating profit increased 108% to $11.3 million, or 21.5% of net revenues, compared to $5.4 million, or 12.8% of net revenues, in 2016.

First Quarter 2017 Brand Portfolio Performance

	Net Revenues ($ Millions)
	Q1 2017	Q1 2016	% Change
Franchise Brands	$423.6	$416.4	+2%
Partner Brands	$213.0	$258.2	-18%
Hasbro Gaming*	$142.9	$100.2	+43%
Emerging Brands	$70.2	$56.4	+25%

*Hasbro’s total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, which are included in Franchise Brands in the table above, totaled $253.3 million for the first quarter 2017, up 10%, versus $231.1 million in the first quarter 2016.  Hasbro believes its gaming portfolio is a competitive differentiator and views it in its entirety.

First quarter 2017 Franchise Brand revenues increased 2% to $423.6 million driven by revenue growth in NERF, TRANSFORMERS and MONOPOLY.

Partner Brand revenues declined 18% to $213.0 million.  Revenue growth from BEYBLADE and DREAMWORKS’ TROLLS was more than offset by expected declines in STAR WARS and MARVEL ahead of major theatrical releases later this year.

Hasbro Gaming posted 43% revenue growth to $142.9 million driven by Hasbro’s diverse gaming portfolio.  The strong revenue increase was led by several new games, including SPEAK OUT, TOILET TROUBLE and FANTASTIC GYMNASTICS, digital gaming, and several other gaming brands, including DUNGEONS & DRAGONS, BOP-IT and PIE-FACE.  Hasbro’s total gaming category grew 10% to $253.3 million.

Emerging Brands revenue grew 25% to $70.2 million.  Revenue increases from BABY ALIVE and FURREAL FRIENDS products were the primary contributors to growth in the quarter.

Dividend and Share Repurchase

The Company paid $63.4 million in cash dividends to shareholders during the first quarter 2017.  The next quarterly cash dividend payment of $0.57 per common share is scheduled for May 15, 2017 to shareholders of record at the close of business on May 1, 2017.

During the first quarter, Hasbro repurchased 218,000 shares of common stock at a total cost of $18.1 million and an average price of $82.82 per share.  At quarter-end, $309.9 million remained available in the current share repurchase authorization.

Conference Call Webcast

Hasbro will webcast its first quarter 2017 earnings conference call at 8:30 a.m. Eastern Time today.  To listen to the live webcast and access the accompanying presentation slides, please go to http://investor.hasbro.com.   The replay of the call will be available on Hasbro’s web site approximately 2 hours following completion of the call.

About Hasbro: Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play Experiences. From toys and games to television, movies, digital gaming and consumer products, Hasbro offers a variety of ways for audiences to experience its iconic brands, including NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, LITTLEST PET SHOP and MAGIC: THE GATHERING. The Company's Hasbro Studios and its film label, Allspark Pictures, are building its brands globally through great storytelling and content on all screens. Through its commitment to corporate social responsibility and philanthropy, Hasbro is helping to make the world a better place for children and their families. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro & @HasbroNews) and Instagram (@Hasbro).

© 2017 Hasbro, Inc. All Rights Reserved.

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in the future and the Company’s ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company’s costs; (ii) downturns in economic conditions affecting the Company’s markets which can negatively impact the Company’s retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income and spending, including lower spending on purchases of the Company’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays the Company may experience in implementing cost savings and efficiency enhancing initiatives; (v) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (vii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers or changes in their purchasing or selling patterns; (viii) consumer interest in and acceptance of the Discovery Family Channel, and programming created by Hasbro Studios, and other factors impacting the financial performance of the network and Hasbro Studios; (ix) the inventory policies of the Company’s retail customers, including retailers’ potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (x) delays, increased costs or difficulties associated with any of our or our partners’ planned digital applications or media initiatives; (xi) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xii) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xiii) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xiv) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries; (xv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvi) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xvii) the impact of litigation or arbitration decisions or settlement actions; and (xviii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission (“SEC”) filings. The

Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This press release includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA.  EBITDA represents net earnings attributable to Hasbro, Inc. excluding net loss attributable to noncontrolling interests, interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. This non-GAAP measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

HAS-E

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Thousands of Dollars)
	April 2, 2017	March 27, 2016
ASSETS
Cash and Cash Equivalents	$1,463,081	$1,095,880
Accounts Receivable, Net	676,945	670,663
Inventories	416,232	461,734
Other Current Assets	243,475	295,806
Total Current Assets	2,799,733	2,524,083
Property, Plant and Equipment, Net	270,023	241,253
Other Assets	1,576,114	1,599,359
Total Assets	$4,645,870	$4,364,695

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS
AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$65,294	$$89,000
Current Portion of Long-term Debt	349,814	-
Payables and Accrued Liabilities	786,706	679,373
Total Current Liabilities	1,201,814	768,373
Long-term Debt	1,198,896	1,547,434
Other Liabilities	393,516	402,346
Total Liabilities	2,794,226	2,718,153
Redeemable Noncontrolling Interests	-	39,152
Total Shareholders' Equity	1,851,644	1,607,390

Total Liabilities, Redeemable Noncontrolling Interests and Shareholders' Equity	$4,645,870	$4,364,695

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Thousands of Dollars and Shares Except Per Share Data)	Quarter Ended

	April 2, 2017	% Net Revenues	March 27, 2016	% Net Revenues
Net Revenues	$849,663	100.0%	$831,180	100.0%
Costs and Expenses:
Cost of Sales	306,082	36.0%	290,240	34.9%
Royalties	64,380	7.6%	69,969	8.4%
Product Development	62,586	7.4%	57,164	6.9%
Advertising	80,936	9.5%	79,859	9.6%
Amortization of Intangibles	7,881	0.9%	8,691	1.0%
Program Production Cost Amortization	5,570	0.7%	6,186	0.7%
Selling, Distribution and Administration	243,885	28.7%	233,155	28.1%
Operating Profit	78,343	9.2%	85,916	10.3%
Interest Expense	24,456	2.9%	24,044	2.9%
Other (Income) Expense, Net	(16,950)	-2.0%	2,659	0.3%
Earnings before Income Taxes	70,837	8.3%	59,213	7.1%
Income Taxes	2,238	0.3%	12,242	1.5%
Net Earnings	68,599	8.1%	46,971	5.7%
Net Loss Attributable to Noncontrolling Interests	-	0.0%	(1,780)	-0.2%
Net Earnings Attributable to Hasbro, Inc.	$68,599	8.1%	$48,751	5.9%

Per Common Share
Net Earnings Attributable to Hasbro, Inc.
Basic	$0.55		$0.39
Diluted	$0.54		$0.38

Cash Dividends Declared	$0.57		$0.51

Weighted Average Number of Shares
Basic	125,182		125,266
Diluted	127,229		126,948

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands of Dollars)

	Quarter Ended
	April 2, 2017	March 27, 2016
Cash Flows from Operating Activities:
Net Earnings	$68,599	$46,971
Non-cash Adjustments	65,425	61,442
Changes in Operating Assets and Liabilities	277,904	204,866
Net Cash Provided by Operating Activities	411,928	313,279

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(30,243)	(31,218)
Other	(781)	3,626
Net Cash Utilized by Investing Activities	(31,024)	(27,592)

Cash Flows from Financing Activities:
Net Repayments from Short-term Borrowings	(107,336)	(75,526)
Purchases of Common Stock	(19,312)	(33,710)
Stock-based Compensation Transactions	9,743	8,153
Dividends Paid	(63,404)	(57,406)
Employee Taxes Paid for Shares Withheld	(31,391)	(13,600)
Other	-	762
Net Cash Utilized by Financing Activities	(211,700)	(171,327)

Effect of Exchange Rate Changes on Cash	11,592	4,770

Cash and Cash Equivalents at Beginning of Year	1,282,285	976,750

Cash and Cash Equivalents at End of Period	$1,463,081	$1,095,880

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)	Quarter Ended
	April 2, 2017	March 27, 2016	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$451,577	$443,648	2%
Operating Profit	64,754	78,335	-17%
Operating Margin	14.3%	17.7%

International Segment:
External Net Revenues	345,281	345,037	0%
Operating Profit	544	2,853	-81%
Operating Margin	0.2%	0.8%

Entertainment and Licensing Segment:
External Net Revenues	52,729	42,495	24%
Operating Profit	11,346	5,442	108%
Operating Margin	21.5%	12.8%

International Segment Net Revenues by Major Geographic Region
Europe	$216,120	$224,123	-4%
Latin America	64,756	55,596	16%
Asia Pacific	64,405	65,318	-1%
Total	$345,281	$345,037

Net Revenues by Brand Portfolio
Franchise Brands	$423,603	$416,374	2%
Partner Brands	212,962	258,225	-18%
Hasbro Gaming	142,913	100,228	43%
Emerging Brands	70,185	56,353	25%
Total Net Revenues	$849,663	$831,180

Hasbro's total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, totaled $253,289 for the first quarter of 2017, up 10%, from revenues of $231,147 for the first quarter of 2016.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of EBITDA
Net Earnings Attributable to Hasbro, Inc.	$68,599	$48,751
Net Loss Attributable to
Noncontrolling Interests	-	(1,780)
Interest Expense	24,456	24,044
Income Taxes	2,238	12,242
Depreciation	27,702	25,126
Amortization of Intangibles	7,881	8,691
EBITDA	$130,876	$117,074